Exhibit 99.1

        PRESS RELEASE

For Immediate Release	Contact:	Michael Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES SECOND QUARTER FISCAL 2025 RESULTS

HOUSTON — May 6, 2025 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the second quarter of Fiscal 2025 ended March 31, 2025. All comparisons are to the second quarter of Fiscal 2024, unless otherwise noted.

Second Quarter Key Financial Highlights:
•Revenues totaled $279 million, an increase of 9%;
•Gross profit of $83 million, or 29.9% of revenue;
•Net income of $46 million, or $3.81 per diluted share, increased 38%;
•New orders(1) totaled $249 million;
•Backlog(2) as of March 31, 2025 was unchanged at $1.3 billion;
•Cash and short-term investments as of March 31, 2025 totaled $389 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Our second quarter marked another solid quarter of project execution and robust operational efficiency. Powell delivered a 33% increase in gross profit dollar growth on revenue growth of 9%, leading to a gross margin improvement of 530 basis points compared to the prior year. Order activity in the quarter was also strong, highlighted by two large project awards which included a new greenfield LNG facility to be located along the U.S. Gulf Coast and a large mining project in Canada.”

Second Quarter Fiscal 2025 Results
Revenues totaled $278.6 million, an increase of 9% compared to $255.1 million in the prior year, and a 15% increase compared to $241.4 million in the first quarter of Fiscal 2025. The increase compared to the prior year was driven by higher revenue levels across the Electric Utility sector which grew 48% to $70.3 million, and the Commercial and Other Industrial sector, which grew 16% to $40.4 million. This was partially offset by a revenue decline in the Petrochemical sector of 13% to $43.7 million.
Gross profit of $83.4 million, or 29.9% of revenue, increased by 33% compared to $62.7 million, or 24.6% of revenue in the prior year, and also increased by 40% compared to $59.5 million, or 24.7% of revenue, in the first quarter of Fiscal 2025. The improvement compared to the prior year was primarily due to broad-based operating efficiencies generating increased productivity, in addition to project closeouts.
New orders totaled $249 million compared to $235 million in the prior year and $269 million in the first quarter. The growth compared to the prior year was again driven by strong bookings in the Commercial and Other Industrial Sector as well as continued robust activity in the Oil & Gas sector.
Backlog totaled $1.3 billion as of March 31, 2025, essentially unchanged compared to backlog at both December 31, 2024 and March 31, 2024.
Net income of $46.3 million, or $3.81 per diluted share, increased 38% compared to $33.5 million, or $2.75 per diluted share, in the prior year, and increased 33% compared to $34.8 million, or $2.86 per diluted share, in the first quarter of Fiscal 2025.

Cope added, “The expansion project at our Electrical Products facility in Houston is nearing completion and on schedule as we continue to augment our manufacturing footprint to both service our project backlog and better position Powell for future growth. This incremental capacity will also play a critical role in advancing our key strategic priority to commercialize new products through organic investment in our R&D function, positioning us to better compete and capture greater share in key sectors like Electric Utilities and Commercial Markets including data centers.”

OUTLOOK
Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer, said, “Achieving gross profit of 29.9% of revenue in the second fiscal quarter marked a sequential 520 basis point improvement from our seasonally low first quarter of Fiscal 2025. As we look forward, our primary focus remains on execution discipline and customer fulfillment, while also continuing to drive cost efficiencies across the business. These initiatives, along with our healthy backlog, strong balance sheet, and proven operational excellence, have positioned Powell well to deliver robust revenue and earnings throughout the remainder of Fiscal 2025.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, May 7, 2025 at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) at least 10 minutes before the call begins and ask for the Powell Industries conference call. A telephonic replay of the conference call will be available through May 14, 2025 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using passcode 9753600#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

About Powell Industries
Powell Industries, Inc., headquartered in Houston, Texas, develops, designs, manufactures and services custom-engineered equipment and systems that distribute, control and monitor the flow of electrical energy and provide protection to motors, transformers and other electrically powered equipment. Powell Industries, Inc. primarily serves the oil and gas and petrochemical markets, the electric utility market, and commercial and other industrial markets. Beyond these major markets, we also provide products and services to the light rail traction power market and other markets that include universities and government entities. We are continuously developing new channels to electrical markets through original equipment manufacturers and distribution market channels. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release, including those related to our outlook, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials, the impact of tariffs and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
(In thousands, except per share data)
	(Unaudited)

Revenues	$278,631	$255,108	$520,062	$449,125
Cost of goods sold	195,199	192,388	377,106	338,211
Gross profit	83,432	62,720	142,956	110,914

Selling, general and administrative expenses	21,767	20,947	43,243	41,294
Research and development expenses	2,746	2,284	5,222	4,251
Operating income	58,919	39,489	94,491	65,369

Other expenses (income):
Interest income, net	(3,555)	(4,428)	(7,420)	(8,426)
Income before income taxes	62,474	43,917	101,911	73,795
Income tax provision	16,144	10,429	20,818	16,222
Net income	$46,330	$33,488	$81,093	$57,573

Earnings per share:
Basic	$3.84	$2.79	$6.73	$4.81
Diluted	$3.81	$2.75	$6.67	$4.73

Weighted average shares:
Basic	12,069	11,992	12,053	11,966
Diluted	12,174	12,191	12,163	12,167

SELECTED FINANCIAL DATA:

Depreciation	$1,718	$1,724	$3,473	$3,365
Capital Expenditures	$4,074	$903	$6,263	$2,138
Dividends Paid	$3,227	$3,175	$6,412	$6,299

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2025	September 30, 2024
(In thousands)
	(Unaudited)
Assets:

Cash, cash equivalents and short-term investments	$389,292	$358,392

Other current assets	421,338	418,089

Property, plant and equipment, net	105,402	103,421

Long-term assets	49,336	48,278

Total assets	$965,368	$928,180

Liabilities and equity:

Current liabilities	$404,844	$428,015

Deferred and other long-term liabilities	19,161	17,092

Stockholders’ equity	541,363	483,073

Total liabilities and stockholders’ equity	$965,368	$928,180

SELECTED FINANCIAL DATA:

Working capital	$405,786	$348,466

(1)New orders (bookings) represent the estimated value of contracts added to existing backlog (unsatisfied performance obligations).
(2)The amounts recorded in backlog may not be a reliable indicator of our future operating results and may not be indicative of continuing revenue performance over future fiscal quarters or years primarily due to unexpected contract adjustments, cancellations or scope reductions.